As filed with the Securities and Exchange Commission on April 1, 2016

Registration No. 333-160711

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CAMERON INTERNATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	3533	76-0451843
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5599 San Felipe, 16th Floor

Houston, Texas 77056

(713) 513-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Brad Eastman

General Counsel and Secretary

Cameron International Corporation

5599 San Felipe, 16th Floor

Houston, Texas 77056

(713) 513-2000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

J. David Kirkland, Jr.

Tull R. Florey

Andrew J. Ericksen

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002

(713) 229-1234

Approximate date of commencement of the proposed sale of the securities to the public: Not Applicable.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-4 (File No. 333-160711), which was declared effective on October 16, 2009 (the “Registration Statement”), of Cameron International Corporation (“Cameron”). The Registration Statement registered 26,799,566 shares of Cameron common stock, par value $0.01 per share that were issuable pursuant to an Agreement and Plan of Merger dated June 1, 2009, whereby a wholly owned subsidiary of Cameron merged with and into NATCO Group Inc., with NATCO being the surviving company in the merger. The merger agreement and the exchange ratio are more specifically described in the Registration Statement.

On April 1, 2016, Rain Merger Sub LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of Schlumberger N.V. (Schlumberger Limited) (“Schlumberger”), merged with and into Cameron, with Cameron as the surviving corporation (the “Merger”). As a result of the Merger, Cameron became an indirect wholly owned subsidiary of Schlumberger. Cameron has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement.

In accordance with an undertaking made by Cameron in the Registration Statement to remove by means of a post-effective amendment any securities that remain unsold at the termination of the offering, Cameron hereby deregisters any and all securities originally reserved for issuance and registered under the Registration Statement that remained unissued at the effective time of the Merger.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, Texas on April 1, 2016.

CAMERON INTERNATIONAL CORPORATION

By:	/s/ Brad Eastman
Brad Eastman
General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this post-effective amendment has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Simon Ayat	Director	April 1, 2016
Simon Ayat

/s/ Jean-Francois Poupeau	Director	April 1, 2016
Jean-Francois Poupeau

/s/ R. Scott Rowe	Director	April 1, 2016
R. Scott Rowe

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